Issuer Free Writing Prospectus filed pursuant to Rule 433

supplementing the Preliminary Prospectus Supplement dated

August 16, 2021 and the Prospectus dated February 19, 2021

Registration No. 333-253297

LEXINGTON REALTY TRUST

Pricing Term Sheet

Dated August 16, 2021

This pricing term sheet supplements Lexington Realty Trust’s preliminary prospectus supplement, dated August 16, 2021 (the “Preliminary Prospectus Supplement”), including the documents incorporated by reference therein, relating to the offering of the Notes, and supersedes the information in the Preliminary Prospectus Supplement to the extent inconsistent with the information in the Preliminary Prospectus Supplement. In all other respects, this pricing term sheet is qualified in its entirety by reference to the Preliminary Prospectus Supplement. Terms used herein but not defined herein shall have the respective meanings as set forth in the Preliminary Prospectus Supplement. All references to dollar amounts are references to U.S. dollars. Unless the context otherwise requires, references to “Issuer” or “we” in this pricing term sheet mean Lexington Realty Trust and not its subsidiaries.

Terms applicable to

$400,000,000 2.375% Senior Notes due 2031

Issuer:	Lexington Realty Trust

Ratings (Moody’s / S&P / Fitch):*	Baa2 / BBB- / BBB

Title of Securities:	2.375% Senior Notes due 2031

Principal Amount Offered:	$400,000,000

Trade Date:	August 16, 2021

Settlement Date:	August 30, 2021 (T+10)

Final Maturity Date:	October 1, 2031

Interest Payment Dates:	Semi-annually each April 1 and October 1, commencing April 1, 2022 (long first coupon)

Benchmark Treasury:	1.250% due August 15, 2031

Benchmark Treasury Price / Yield:	99-31+ / 1.252%

Spread to Benchmark Treasury:	T+115 bps

Yield to Maturity:	2.402%

Coupon:	2.375%

Denominations:	$2,000 and integral multiples of $1,000 in excess thereof

Public Offering Price:	99.758% of the principal amount

Gross Proceeds:	$399,032,000

Optional Redemption:	Make-Whole call at Treasury plus 20 basis points

Joint Book-Running Managers:	J.P. Morgan Securities LLC
Wells Fargo Securities, LLC
BofA Securities, Inc.
KeyBanc Capital Markets Inc.
PNC Capital Markets LLC
Regions Securities LLC
TD Securities (USA) LLC
U.S. Bancorp Investments, Inc.

Senior Co-Managers:	Mizuho Securities USA LLC
Stifel, Nicolaus & Company, Incorporated
Truist Securities, Inc.

Co-Managers:	FHN Financial Securities Corp.
Samuel A Ramirez & Company, Inc.

CUSIP / ISIN:	529537AA0 / US529537AA08

Form of Offering:	SEC Registered (Registration Nos. 333-253297)

* A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

We expect that delivery of the notes will be made to investors on or about August 30, 2021, which will be the 10th business day following the date of this prospectus supplement (such settlement being referred to as ‘‘T+10’’). Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes on the date of pricing of the notes or the next nine succeeding business days will be required, by virtue of the fact that the notes initially will settle in T+10, to specify an alternative settlement cycle at the time of any such trade to prevent failed settlement and should consult their own advisors.

The Issuer has filed a registration statement (including a preliminary prospectus supplement and a base prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the preliminary prospectus supplement and the base prospectus in that registration statement (including the documents incorporated by reference therein) for more complete information about the Issuer and this offering. You may download the preliminary prospectus supplement and the base prospectus (including the documents incorporated by reference therein) for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, copies may be obtained from (i) J.P. Morgan Securities LLC by calling collect at 1-212-834-4533 or (ii) Wells Fargo Securities, LLC toll free at 1-800-645-3751.